Exhibit 10.2

ASSIGNMENT, WAIVER AND AMENDMENT AGREEMENT

This ASSIGNMENT, WAIVER AND AMENDMENT AGREEMENT (this “Agreement”), dated as of November 15, 2023, is entered into with reference to that certain Securities Purchase Agreement, dated as of June 26, 2022 (as amended or supplemented from time to time, the “Purchase Agreement”), by and among AgEagle Aerial Systems Inc., a Nevada corporation (the “Company”) and Alpha Capital Anstalt, as the purchaser (“Assignor”), pursuant to which the Assignor purchased an aggregate of 10,000 shares of Company’s Series F Convertible Preferred Stock (the “Preferred Stock”) and warrants to purchase up to 16,129,032 shares of the Company’s common stock (the “Warrants”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

WHEREAS, in accordance with Section 2.4 of the Purchase Agreement, during the period beginning on the initial Closing Date and ending on the 18 month anniversary of the Company’s receipt of Shareholder Approval, the Assignor has the right to purchase additional Preferred Stock and Warrants from the Company, in minimum aggregate Subscription Amount tranches of $2,000,000 each (the “Minimum Subscription Requirement”), up to a total aggregate additional Stated Value of Preferred Stock equal to $25,000,000 (the “Additional Investment Right”);

WHEREAS, the Company received Shareholder Approval on February 3, 2023;

WHEREAS, in consideration of $1, receipt of which is hereby acknowledged, the Assignor desires to transfer and assign to the undersigned assignees (collectively, the “Assignees”), and each Assignee desires to assume, severally and not jointly, all rights and obligations under the Transaction Documents with respect to an aggregate $1,850,000 of the Additional Investment Right from Assignor (the “Transferred Investment Right”), including (without limitation) the right and obligation to purchase additional Preferred Stock and Warrants corresponding to such Transferred Investment Right;

WHEREAS, pursuant to the Section 5.5 of the Purchase Agreement, the Company and the Assignor desire to waive the Minimum Subscription Requirement and to make certain amendments to the Purchase Agreement;

NOW THEREFORE, for value received, the Company, Assignor and each Assignee hereby agree as follows:

1. Assignor hereby sells, assigns and transfers to each Assignee, and each Assignee hereby purchases and assumes from Assignor, the Transferred Investment Right and Assignor’s rights and obligations under the Transaction Documents, solely with respect to the Transferred Investment Right, effective as of November 15, 2023 (the “Effective Date”), including (without limitation) the right to purchase additional Preferred Stock and Warrant equal to the Transferred Investment Right. Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2. Each Assignee hereby makes and confirms the representations and warranties in Section 3.2 of the Purchase Agreement as a “Purchaser” with same force and effect as if such representations and warranties were set forth herein in in their entirety for the express benefit and reliance of the Assignor and the Company.

3. By execution and delivery of this Agreement, each Assignee will be deemed to be a “Purchaser” under the Transaction Documents and authorizes this Agreement to be attached to the Transaction Documents, solely with respect to the Transferred Investment Right, and each Assignee hereby agrees with the Company, contemporaneously with the execution of this Agreement, to exercise the Transferred Investment right in full.

4. From and after the Effective Date, (a) each Assignee shall be a party to the Transaction Documents and, to the extent provided in this Agreement with respect to the Transferred Investment Right, have the rights and obligations of a Purchaser thereunder and (b) Assignor shall, to the extent provided in this Agreement solely with respect to the Transferred Investment Right, relinquish their rights (other than indemnification rights) and be released from its obligations under the Transaction Documents.

5. The first sentence of Section 2.4 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“During the period beginning on the initial Closing Date and ending on the 24 month anniversary of the Company’s receipt of Shareholder Approval, the Purchasers (pro rata by initial Subscription Amounts) shall each, severally and not jointly, have the right to purchase additional Preferred Stock and Warrants from the Company, in minimum aggregate Subscription Amount tranches of $2,000,000 each, up to a total aggregate additional Stated Value of Preferred Stock equal to $25,000,000 (in addition to the initial $10,000,000 Stated Value of Preferred Stock) (each, an “Additional Closing” and the date, an “Additional Closing Date” and the amount subscribed for, the “Additional Subscription Amount”).”

The Company confirms that except as expressly provided herein, the Transaction Documents shall otherwise be unmodified and are in full force and effect.

6. Subject to the terms and conditions of this Agreement, the Company and the Assignor hereby waive the Minimum Subscription Requirement; provided, that the foregoing waiver shall not be deemed to modify or affect the obligations of the parties to comply with each and every other obligation, covenant, duty, or agreement under the Purchase Agreement. The waiver set forth in this Section 6 is (x) limited solely to the specific waiver set forth in this Section 6 and (y) a one-time waiver and shall not be construed to be a waiver of, or consent to non-compliance with, or in any way obligate the Company to waive compliance or to consent to non-compliance with, any other provision under the Purchase Agreement.

7. The Company hereby covenants and agrees as follows:

a.	within 30 days following the Closing Date, the Board of Directors shall appoint a director, reasonably satisfactory to the Chief Executive Officer of the Company, who meets the independence requirements of NYSE American.

b.	until the twelve (12) month anniversary of the date of this Agreement, notwithstanding anything to the contrary in Section 5.4 of the Second Amended and Restated Bylaws of the Company, the Board of Directors shall not take any action to remove or terminate, the Chief Executive Officer of the Company, other than for cause.

c.	from the date hereof until 30 days after the Additional Closing Date, the Company shall not undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of the holders of majority in interest of the shares of the Preferred Stock.

8. This Agreement shall be subject to the provisions regarding governing law set forth in Section 5.9 of the Purchase Agreement, and such provisions are incorporated herein by this reference, mutatis mutandis.

9. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy or other electronic means of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AGEAGLE AERIAL SYSTEMS INC.,
as Company

By:
Name:
Title:

ALPHA CAPITAL ANSTALT,
as Assignor

By:
Name:
Title:

[ ],
as Assignee
(only with respect to Sections 1-4, 7, 8 and 9)

By:
Name: